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                                                 EXHIBIT 11.1

                        ZORAN CORPORATION
               COMPUTATION OF NET INCOME PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          (UNAUDITED)


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
                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                    SEPTEMBER 30,                 SEPTEMBER 30,
                                                 -------------------           -------------------
                                                    1997      1996               1997       1996
                                                 -------------------           -------------------
Weighted average common shares outstanding         9,504      8,827               9,303     8,754
Dilutive effect of stock options and warrants
  based on the treasury stock method               1,627      2,024               1,776     1,788
                                                 ------------------             -----------------

Weighted average common shares and
  equivalents                                     11,131     10,851              11,079    10,542
                                                 ------------------             -----------------
                                                 ------------------             -----------------

Net income                                       $   863    $ 1,132             $ 2,556   $ 2,806
                                                 ------------------             -----------------
                                                 ------------------             -----------------

Net income per share                             $  0.08    $  0.10             $  0.23   $  0.27
                                                 ------------------             -----------------
                                                 ------------------             -----------------
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